Exhibit 99.1

February 2, 2011

NASDAQ OMX REPORTS RECORD FOURTH QUARTER 2010 RESULTS

–NON-GAAP EPS OF $0.55 REPRESENTS 20% INCREASE OVER Q409 RESULTS–

New York, N.Y.—The NASDAQ OMX Group, Inc. (“NASDAQ OMX®”; NASDAQ: NDAQ) reported strong results for the fourth quarter of 2010. Net income attributable to NASDAQ OMX for the fourth quarter of 2010 was $137 million, or $0.69 per diluted share, compared with $101 million, or $0.50 per diluted share, in the third quarter of 2010, and $43 million, or $0.20 per diluted share, in the fourth quarter of 2009. For the full year of 2010, net income attributable to NASDAQ OMX was $395 million, or $1.91 per diluted share.

Included in the fourth quarter of 2010 results are $9 million of expenses associated with workforce reductions, merger and strategic initiatives, and other items, offset by $36 million of benefits primarily associated with the tax impact of these items and the restructuring of certain NASDAQ OMX subsidiaries.

Financial Highlights:

•	Net exchange revenues were $400 million, an 8% increase over Q409 results.
•	Non-GAAP operating income improved to $184 million, up 12% from the prior year quarter, while operating margins increased to 46%.
•	Non-GAAP Net Income was $110 million, an increase of 11% over Q409 results.
•	Non-GAAP EPS increased to $0.55, up from $0.46 in the prior year quarter.
•	GAAP EPS increased to $0.69, up $0.49 from $0.20 in the fourth quarter of 2009.

Summary of Non-GAAP Results[1]

($ millions, except EPS)	Q410	Q310	Q409
Net Exchange Revenues[2]	400	372	369
Total Operating Expenses	216	203	204
Operating Income	184	169	165
Net Income	110	101	99
Diluted Earnings Per Share	$0.55	$0.50	$0.46

1. A complete reconciliation of GAAP to non-GAAP results is included in the attached tables. 2. Represents revenues less transaction rebates, brokerage, clearance and exchange fees.

Bob Greifeld, Chief Executive Officer, NASDAQ OMX said:

“In 2010 we saw a sizable return on the strategic decisions we made in recent years. This was driven by a well-designed diversification strategy and buoyed by our major acquisitions. As a result, we achieved a record performance, seeing excellent growth in derivatives and strength in our European-based businesses. This year we plan to continue our success as we further diversify and leverage the scale of our business model.”

Business Highlights

•

On December 21, 2010, NASDAQ OMX completed a share repurchase from Borse Dubai totaling $497 million, or 22.8 million shares. This transaction was financed with $130 million of cash on hand and $367 million from the net proceeds of 7-year senior bonds with a 5.25% coupon rate. Share repurchases for the full year of 2010 totaled $797 million, or 37.8 million shares, representing approximately 18% of NASDAQ OMX’s total shares outstanding at the beginning of 2010.

European Transaction Services

•

Witnessed significant growth in derivative trading and clearing revenues and transaction volumes when compared to the prior year quarter. Total revenues increased 23% when compared to the fourth quarter of 2009 while average daily volumes for options, futures, and fixed-income contracts traded or cleared on the Nordic derivatives market grew by 20%.

•

Launched Genium INET, a comprehensive multi-asset trading and clearing system, in the Nordic derivatives market. In addition to powering its own markets, this technology is part of NASDAQ OMX’s commercial exchange technology offering, giving customers access to the fastest and most robust trading system in the world.

•

Expanded the Nordic clearinghouse by offering members the opportunity to clear repurchase agreement (“repo”) transactions. As a result of an agreement between the Swedish Money Market Council and NASDAQ OMX, the entire Swedish Interbank repo market will ultimately be cleared through NASDAQ OMX Stockholm AB.

U.S. Transaction Services

•

NASDAQ OMX was number one in U.S. equity options market share for the fourth quarter and full year of 2010. Additionally, net U.S. derivative trading and clearing revenues for the fourth quarter of 2010 grew to $42 million, representing an increase of 35% when compared to the prior year period, while revenues for the full year increased to $150 million.

•

Launched NASDAQ OMX PSX (“PSX”), the first U.S. equity trading platform with a price-size priority model. PSX is an equity exchange model that encourages participants to display more shares in the transparent marketplace by offering improved execution opportunities for large orders. More displayed volume encourages greater transparency in the public marketplace and increased depth at a given price level for customers.

•

Acquired FTEN, Inc., a leading provider of Real-Time Risk Management (“RTRM”) solutions for the financial securities market. FTEN is a market leader in RTRM and, with the implementation of new market access rules, is well positioned to grow as the industry becomes more focused on solutions for effectively managing risk.

Market Technology

•

The Australian Securities Exchange launched its next generation trading system, ASX Trade, which is powered by NASDAQ OMX’s Genium INET platform. The Genium INET platform combines rich functionality with high reliability, and has delivered significant latency and transaction capacity improvements.

Issuer Services

•

Acquired Stockholm-based Zoomvision Mamato (“ZVM”), a company that provides live webcasting services, primarily for investor relations professionals. ZVM is now part of NASDAQ OMX’s Global Corporate Solutions division, which provides a range of investor

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relations products, market analytics and governance services that help public and private companies minimize risk, maximize efficiency, and increase transparency.
•

Announced a plan with the Singapore Exchange (“SGX”) to offer companies cross listing opportunities. NASDAQ-listed companies with strong brand awareness and active business endeavors in Asia will benefit from a secondary listing on SGX. SGX-listed companies interested in reaching U.S. investors will be able to list their ADRs on The NASDAQ Stock Market.

Operating Highlights

U.S. Equities

•

Total matched market share of U.S. equities was 19.6% in the fourth quarter of 2010, with NASDAQ matching 16.8%, NASDAQ OMX BX (“BX”) matching 2.3% and PSX matching 0.5%. Total matched market share was 22.3% in the third quarter of 2010 (NASDAQ: 19.1%; BX: 3.2%) and 24.0% in the fourth quarter of 2009 (NASDAQ: 20.6%; BX: 3.4%). Total matched share volume was 93.1 billion shares in the fourth quarter of 2010, compared with 107.8 billion shares in the third quarter of 2010 and 126.1 billion shares in the fourth quarter of 2009.

European Equities

•

Total average daily volume was 275 thousand trades in the fourth quarter of 2010, compared with 264 thousand in the third quarter of 2010 and 220 thousand in the fourth quarter of 2009. Total average daily value traded was $3.2 billion in the fourth quarter of 2010, compared with $2.8 billion in the third quarter of 2010 and $3.3 billion in the fourth quarter of 2009.

U.S. Options

•

Total market share of U.S. equity options was 31.4% in the fourth quarter of 2010, with PHLX matching 26.5% and NOM matching 4.9%. Total market share of U.S. equity options was 28.8% in the third quarter of 2010 (PHLX: 23.7%; NOM: 5.1%) and 22.5% in the fourth quarter of 2009 (PHLX: 19.4%; NOM: 3.1%). Total industry average daily volume was 15.1 million contracts in the fourth quarter of 2010, compared with 12.5 million contracts in the third quarter of 2010 and 12.9 million contracts in the fourth quarter of 2009.

European Derivatives

•

In the fourth quarter of 2010, the average daily volume of options, futures and fixed-income contracts was 436 thousand (Q310: 398 thousand; Q409: 363 thousand). Within NASDAQ OMX Commodities, cleared power contracts during the fourth quarter of 2010 totaled 529 terawatt hours (“TWh”) (Q310: 382 TWh; Q409: 599 TWh).

Listings

•

New listings totaled 63 in the fourth quarter of 2010 compared with 45 in the third quarter of 2010 and 67 in the fourth quarter of 2009. Of the 63 new company listings in the fourth quarter of 2010, 54 listed on The NASDAQ Stock Market and 9 listed on the exchanges that comprise NASDAQ OMX Nordic and NASDAQ OMX Baltic. New listings in the fourth quarter of 2010 included 37 initial public offerings, compared with 18 in the third quarter of 2010 and 19 in the fourth quarter of 2009.

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Market Technology

•

Total order intake, which represents the value of orders signed, was $71 million during the fourth quarter of 2010, compared with $27 million in the third quarter of 2010 and $148 million in the fourth quarter of 2009. At the end of the fourth quarter of 2010, total order value, which represents the total contract value of orders signed that are yet to be recognized as revenue, was $495 million, compared with $446 million at the end of the third quarter of 2010 and $417 million at the end of the fourth quarter of 2009.

Adena Friedman, Chief Financial Officer, said:

“The repurchase of 22.8 million shares during the quarter resulted in the successful culmination of the share repurchase plan launched earlier in the year, during which we bought back 18% of NASDAQ OMX’s outstanding shares valued at nearly $800 million. In 2011, our goal is to continue to manage our capital effectively as we focus on investments in new initiatives and debt retirement.”

Expense Guidance

Total operating expenses for the full year of 2011 are expected to be in the range of $920 million to $940 million. This guidance includes expenses associated with recent acquisitions such as FTEN and SMARTS, and approximately $25 million in non-recurring costs.

Financial Review

Revenues

Revenues less transaction rebates, brokerage, clearance and exchange fees (“net exchange revenues”) were $400 million for the fourth quarter of 2010, an increase of $28 million, or 8%, from the third quarter of 2010 and an increase of $31 million, or 8%, from the fourth quarter of 2009. Changes in the exchange rates of various currencies as compared to the U.S. dollar had the impact of increasing revenues in the fourth quarter of 2010 by $8 million when compared to the third quarter of 2010, and by $1 million when compared to the fourth quarter of 2009.

Market Services

Market Services net exchange revenues were $265 million, up 6% when compared to the third quarter of 2010 results and up 10% when compared to the fourth quarter of 2009.

Transaction Services

Net exchange revenues from Transaction Services were $182 million for the fourth quarter of 2010, an increase of $14 million, or 8%, when compared to the third quarter of 2010, and an increase of $32 million, or 21%, when compared to the fourth quarter of 2009.

•	Total net cash equity trading revenues were $60 million for the fourth quarter of 2010, down $3 million, or 5%, from the third quarter of 2010, but up $8 million, or 15%, from the prior year quarter.

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•

Net U.S. cash equity trading revenues decreased $5 million when compared to the third quarter of 2010 due to lower trading volumes, which declined 14% from third quarter of 2010 levels, and lower market share. Net revenues increased $8 million when compared to the prior year quarter due primarily to modified rates, offset somewhat by lower trading volumes.

•

European cash equity trading revenues increased $2 million when compared to results from the third quarter of 2010 and were equal to revenues in the fourth quarter of 2009. When compared to the third quarter of 2010 the increase in revenue is due to higher trading activity and to changes in the exchange rates of various currencies as compared to the U.S. dollar.

•

Included in U.S. cash equity trading revenues in the fourth quarter of 2010 are $57 million in SEC Section 31 fees, compared with $60 million in the third quarter of 2010 and $103 million in the fourth quarter of 2009. Corresponding cost of revenues, reflecting the reimbursement of these fees to the SEC, is included in brokerage, clearance and exchange fees.

•

Total net derivative trading and clearing revenues were $74 million for the fourth quarter of 2010, up $14 million, or 23%, from the third quarter of 2010 and up $17 million, or 30%, from the prior year quarter.

•

Net U.S. derivative trading and clearing revenues increased $8 million when compared to the third quarter of 2010 and $11 million when compared to fourth quarter of 2009 revenues. The increases when compared to both periods are due to higher market share and higher industry volumes.

•

European derivative trading and clearing revenues increased $6 million when compared to the third quarter of 2010 and to the fourth quarter of 2009. Increases when compared to both periods are due to higher trading and clearing volumes for options, futures and fixed-income products, and activity associated with repo contracts launched in the fourth quarter of 2010. The increase when compared to the third quarter of 2010 is also driven by higher activity associated with trading and clearing energy derivative products. Contributing to the increase when compared to the fourth quarter of 2009 are revenues associated with Nord Pool ASA, which was acquired in the second quarter of 2010.

•

Access Services revenues were $48 million for the fourth quarter of 2010, an increase of $3 million, or 7%, when compared to the third quarter of 2010 and an increase of $7 million, or 17%, when compared to the prior year quarter. The increase in revenues when compared to the third quarter of 2010 is primarily due to increased demand for access services. The increase in revenues when compared to the fourth quarter of 2009 is due to revised fees for access services and increased demand for co-location services.

Market Data

Market Data revenues were $79 million for the fourth quarter of 2010, up $3 million, or 4%, when compared to the third quarter of 2010, but down $5 million, or 6%, when compared to the fourth quarter of 2009.

The NASDAQ OMX Group, Inc.	5

•

Net U.S. tape plans revenues were $28 million in the fourth quarter of 2010, equal to revenues in the third quarter of 2010 but down $5 million, or 15%, when compared to the prior year quarter. The reduction in revenues when compared to the fourth quarter of 2009 is due to lower plan shareable revenue and to declines in trading and quoting market share of U.S equities, as calculated under the SEC-mandated market data revenue quoting and trading formula.

•

U.S. market data products revenues were $32 million in the fourth quarter of 2010, equal to revenues reported in the third quarter of 2010, but up $1 million, or 3%, when compared to the prior year quarter. The increase in revenues when compared to the fourth quarter of 2009 is driven by the growth of new products such as BX TotalView, options data feeds, and global access products.

•

European market data products revenues were $19 million in the fourth quarter of 2010, an increase of $3 million, or 19%, when compared to the third quarter of 2010, but a decrease of $1 million, or 5%, when compared to the prior year quarter. The increase when compared to the third quarter of 2010 is primarily due to modified fees for market data products and to changes in the exchange rates of various currencies as compared to the U.S. dollar. The decrease in revenues when compared to the fourth quarter of 2009 is due primarily to declines in subscriber populations, discontinued products and changes in the exchange rates of various currencies as compared to the U.S. dollar.

Issuer Services

Issuer Services revenues were $89 million, an increase of $4 million, or 5%, when compared to the third quarter of 2010, and an increase of $6 million, or 7%, when compared to the fourth quarter of 2009.

Global Listing Services

Global Listing Services revenues were $77 million for the fourth quarter of 2010, up $4 million, or 5%, from the third quarter of 2010 and the fourth quarter of 2009. The increase when compared to both periods is primarily due to increases in Corporate Services revenues, resulting from higher demand for services from listed companies.

Global Index Group

Global Index Group revenues were $12 million for the fourth quarter of 2010, equal to revenues in the third quarter of 2010, and up $2 million, or 20%, when compared to the fourth quarter of 2009. Higher revenues when compared to the prior year quarter are primarily due to increases in asset sizes of licensed exchange traded funds (“ETFs”) as well as additional demand for new licensed ETFs and other financial products.

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Market Technology

Market Technology revenues were $46 million for the fourth quarter of 2010, up $8 million, or 21%, from the third quarter of 2010, and up $2 million, or 5%, when compared to the fourth quarter of 2009. These increases relate to the inclusion of revenue associated with SMARTS, which was acquired during the third quarter of 2010. Also contributing to the increase in revenues when compared to the third quarter of 2010 are revenues associated with higher change request and advisory fees.

Operating Expenses

Total non-GAAP operating expenses increased $13 million, or 6%, to $216 million in the fourth quarter of 2010 from $203 million in the third quarter of 2010, and increased $12 million, or 6%, from $204 million in the prior year quarter. The increase in expenses when compared to the third quarter of 2010 is driven by higher compensation and depreciation and amortization expenses resulting from the inclusion of expenses related to SMARTS, which was acquired in the third quarter of 2010. Also contributing to the increase was the impact of changes in the exchange rates of various currencies as compared to the U.S. dollar, which had the effect of increasing expenses by $6 million when compared to the third quarter of 2010. The increase in expenses from the fourth quarter of 2009 is primarily due to higher compensation expenses associated with SMARTS, increases in professional and contract services costs, and changes in the exchange rates of various currencies as compared to the U.S. dollar, which had the effect of increasing expenses by $2 million.

Net Interest Expense

Net interest expense was $24 million for the fourth quarter of 2010, compared with $23 million for the third quarter of 2010 and $22 million for the fourth quarter of 2009. Included in total net interest expense for the fourth quarter of 2010 is $20 million in interest expense, $4 million of non-cash expense associated with the accretion of senior and convertible notes, and $2 million in non-cash debt amortization expenses and other related fees. Interest income for the fourth quarter of 2010 was $2 million.

Income Tax Provision

The non-GAAP tax rate for the fourth quarter of 2010 was 31%, while the effective tax rate on a reported GAAP basis was 9%. The lower than normal GAAP tax rate is primarily due to the permanent tax effect of the restructuring of certain NASDAQ OMX subsidiaries. This resulted in a one-time reduction in deferred tax liabilities due to a revised effective tax rate and a one-time tax deduction for a capital loss.

Earnings Per Share

On a non-GAAP basis, fourth quarter 2010 earnings per diluted share were $0.55 as compared to non-GAAP earnings per diluted share of $0.50 in the third quarter of 2010 and non-GAAP earnings per diluted share of $0.46 in the prior year quarter. NASDAQ OMX’s weighted average shares outstanding used to calculate diluted earnings per share was 200

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million for the fourth quarter of 2010, 204 million for the third quarter of 2010, and 215 million for the fourth quarter of 2009.

About NASDAQ OMX

The NASDAQ OMX Group, Inc. is the world’s largest exchange company. It delivers trading, exchange technology and public company services across six continents, with approximately 3,600 listed companies. NASDAQ OMX offers multiple capital raising solutions to companies around the globe, including its U.S. listings market, NASDAQ OMX Nordic, NASDAQ OMX Baltic, NASDAQ OMX First North, and the U.S. 144A sector. The company offers trading across multiple asset classes including equities, derivatives, debt, commodities, structured products and exchange-traded funds. NASDAQ OMX technology supports the operations of over 70 exchanges, clearing organizations and central securities depositories in more than 50 countries. NASDAQ OMX Nordic and NASDAQ OMX Baltic are not legal entities but describe the common offering from NASDAQ OMX exchanges in Helsinki, Copenhagen, Stockholm, Iceland, Tallinn, Riga, and Vilnius. For more information about NASDAQ OMX, visit http://www.nasdaqomx.com. *Please follow NASDAQ OMX on Facebook
(http://www.facebook.com/pages/NASDAQ-OMX/108167527653) and Twitter (http://www.twitter.com/nasdaqomx). NDAQG NDAQF

Non-GAAP Information

In addition to disclosing results determined in accordance with GAAP, NASDAQ OMX also discloses certain non-GAAP results of operations, including net income, diluted earnings per share, operating expenses, and operating income that make certain adjustments or exclude certain charges and gains that are described in the reconciliation table of GAAP to non-GAAP information provided at the end of this release. Management believes that this non-GAAP information provides investors with additional information to assess NASDAQ OMX’s operating performance by making certain adjustments or excluding costs or gains and assists investors in comparing our operating performance to prior periods. Management uses this non-GAAP information, along with GAAP information, in evaluating its historical operating performance.

The non-GAAP information is not prepared in accordance with GAAP and may not be comparable to non-GAAP information used by other companies. The non-GAAP information should not be viewed as a substitute for, or superior to, other data prepared in accordance with GAAP.

Cautionary Note Regarding Forward-Looking Statements

Information set forth in this communication contains forward-looking statements that involve a number of risks and uncertainties. NASDAQ OMX cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information. Such forward-looking statements include, but are not limited to (i) projections about our future financial results, growth, trading volumes, tax benefits and achievement of synergy targets,

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(ii) statements about the implementation dates and benefits of certain strategic initiatives, (iii) statements about our integrations of our recent acquisitions and (iv) other statements that are not historical facts. Forward-looking statements involve a number of risks, uncertainties or other factors beyond NASDAQ OMX’s control. These factors include, but are not limited to, NASDAQ OMX’s ability to implement its strategic initiatives, economic, political and market conditions and fluctuations, government and industry regulation, interest rate risk, U.S. and global competition, and other factors detailed in NASDAQ OMX’s filings with the U.S. Securities Exchange Commission, including its annual reports on Form 10-K and quarterly reports on Form 10-Q which are available on NASDAQ OMX’s website at http://www.nasdaqomx.com and the SEC’s website at www.sec.gov. NASDAQ OMX undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact Media Relations:	Contact Investor Relations:

Frank DeMaria +1.212.231.5183	Vincent Palmiere +1.212.401.8742

(tables follow)

(income statement)

(revenue statement)

(balance sheet)

(GAAP reconciliation table)

(key drivers)

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The NASDAQ OMX Group, Inc.

Consolidated Statements of Income

(in millions, except per share amounts)

(unaudited)

	Three Months Ended			Year Ended
	December 31, 2010	September 30, 2010	December 31, 2009	December 31, 2010	December 31, 2009
Revenues
Market Services revenues	$648	$634	$688	$2,700	$2,934
Cost of revenues:
Transaction rebates	(299)	(303)	(308)	(1,312)	(1,475)
Brokerage, clearance and exchange fees	(84)	(82)	(139)	(363)	(483)

Total cost of revenues	(383)	(385)	(447)	(1,675)	(1,958)

Total Market Services revenues less transaction rebates, brokerage, clearance and exchange fees	265	249	241	1,025	976

Issuer Services revenues	89	85	83	344	330
Market Technology revenues	46	38	44	152	145
Other revenues	—	—	1	1	2

Total revenues less transaction rebates, brokerage, clearance and exchange fees	400	372	369	1,522	1,453

Operating Expenses
Compensation and benefits	111	102	110	416	412
Marketing and advertising	6	5	7	20	15
Depreciation and amortization	27	25	27	103	104
Professional and contract services	21	18	19	78	76
Computer operations and data communications	15	13	16	58	58
Occupancy	22	23	27	88	81
Regulatory	9	9	3	35	32
Merger and strategic initiatives	2	1	—	4	17
General, administrative and other	12	11	11	89	55

Total operating expenses	225	207	220	891	850

Operating income	175	165	149	631	603

Interest income	2	2	3	9	13
Interest expense	(26)	(25)	(25)	(102)	(102)
Dividend and investment income	(3)	—	—	(3)	2
Income (loss) from unconsolidated investees, net	—	1	(87)	2	(107)
Gain on sales of businesses	—	—	12	—	12
Loss on divestiture of businesses	—	—	—	(11)	—
Loss on sale of investment security	—	—	—	—	(5)
Debt conversion expense	—	—	—	—	(25)

Income before income taxes	148	143	52	526	391
Income tax provision	13	43	10	137	128

Net income	135	100	42	389	263

Net loss attributable to noncontrolling interests	2	1	1	6	3

Net income attributable to NASDAQ OMX	$137	$101	$43	$395	$266

Basic and diluted earnings per share:
Basic earnings per share	$0.70	$0.51	$0.20	$1.94	$1.30

Diluted earnings per share	$0.69	$0.50	$0.20	$1.91	$1.25

Weighted-average common shares outstanding for earnings per share:
Basic	195	200	211	203	205
Diluted	200	204	215	207	215

The NASDAQ OMX Group, Inc.

Revenue Detail

(in millions)

(unaudited)

	Three Months Ended			Year Ended
	December 31, 2010	September 30, 2010	December 31, 2009	December 31, 2010	December 31, 2009
MARKET SERVICES
Transaction Services
Cash Equity Trading Revenues:
U.S. cash equity trading	$331	$368	$446	$1,600	$2,010
Cost of revenues:
Transaction rebates	(219)	(248)	(286)	(1,094)	(1,394)
Brokerage, clearance and exchange fees	(75)	(78)	(131)	(341)	(467)

Total U.S. cash equity cost of revenues	(294)	(326)	(417)	(1,435)	(1,861)

Net U.S. cash equity trading revenues	37	42	29	165	149
European cash equity trading	23	21	23	90	95

Total net cash equity trading revenues	60	63	52	255	244

Derivative Trading and Clearing Revenues:
U.S. derivative trading and clearing	131	93	61	390	232
Cost of revenues:
Transaction rebates	(80)	(55)	(22)	(218)	(81)
Brokerage, clearance and exchange fees	(9)	(4)	(8)	(22)	(16)

Total U.S. derivative trading and clearing cost of revenues	(89)	(59)	(30)	(240)	(97)

Net U.S. derivative trading and clearing revenues	42	34	31	150	135
European derivative trading and clearing revenues	32	26	26	115	87

Total net derivative trading and clearing revenues	74	60	57	265	222

Access Services Revenues	48	45	41	173	144

Total Transaction Services revenues less transaction rebates, brokerage, clearance and exchange fees	182	168	150	693	610

Market Data
Net U.S. tape plans	28	28	33	117	128
U.S. market data products	32	32	31	126	119
European market data products	19	16	20	70	78

Total Market Data revenues	79	76	84	313	325

Broker Services	4	4	6	15	32

Other Market Services	—	1	1	4	9

Total Market Services revenues less transaction rebates, brokerage, clearance and exchange fees	265	249	241	1,025	976

ISSUER SERVICES
Global Listing Services:
Annual renewal fees	29	29	29	113	117
Listing of additional shares fees	10	10	10	39	37
Initial listing fees	4	4	5	18	20

Total U.S. listing fees	43	43	44	170	174
European listing fees	12	12	12	49	45
Corporate solutions	22	18	17	78	72

Total Global Listing Services	77	73	73	297	291

Global Index Group	12	12	10	47	39

Total Issuer Services revenues	89	85	83	344	330

MARKET TECHNOLOGY
License, support and facility management revenues	28	27	30	104	106
Delivery project revenues	5	4	7	17	20
Change request, advisory and broker surveillance revenues	13	7	7	31	19

Total Market Technology revenues	46	38	44	152	145

Other	—	—	1	1	2

Total revenues less transaction rebates, brokerage, clearance and exchange fees	$400	$372	$369	$1,522	$1,453

The NASDAQ OMX Group, Inc.

Consolidated Balance Sheets

(in millions)

	December 31, 2010	December 31, 2009
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$315	$594
Restricted cash	60	30
Financial investments, at fair value	253	308
Receivables, net	298	301
Deferred tax assets	13	25
Open clearing contracts:
Derivative positions, at fair value	4,037	2,054
Resale agreements, at contract value	3,441	—
Other current assets	93	58

Total current assets	8,510	3,370
Non-current restricted cash	105	80
Property and equipment, net	164	164
Non-current deferred tax assets	433	504
Goodwill	5,127	4,800
Intangible assets, net	1,719	1,631
Other assets	149	173

Total assets	$16,207	$10,722

Liabilities
Current liabilities:
Accounts payable and accrued expenses	$142	$125
Section 31 fees payable to SEC	82	137
Accrued personnel costs	122	114
Deferred revenue	122	105
Other current liabilities	119	71
Deferred tax liabilities	26	23
Open clearing contracts:
Derivative positions, at fair value	4,037	2,054
Repurchase agreements, at contract value	3,441	—
Current portion of debt obligations	140	225

Total current liabilities	8,231	2,854
Debt obligations	2,181	1,867
Non-current deferred tax liabilities	698	683
Non-current deferred revenue	170	160
Other liabilities	198	199

Total liabilities	11,478	5,763

Commitments and contingencies
Series A convertible preferred stock	—	15

Equity
NASDAQ OMX stockholders' equity:
Common stock	2	2
Preferred stock	—	—
Additional paid-in capital	3,780	3,736
Common stock in treasury, at cost	(796)	(10)
Accumulated other comprehensive loss	(272)	(406)
Retained earnings	2,004	1,610

Total NASDAQ OMX stockholders' equity	4,718	4,932
Noncontrolling interests	11	12

Total equity	4,729	4,944

Total liabilities, Series A convertible preferred stock and equity	$16,207	$10,722

The NASDAQ OMX Group, Inc.

Reconciliation of GAAP to Non-GAAP Earnings and

Reconciliation of GAAP to Non-GAAP Operating Expenses

(in millions, except per share amounts)

(unaudited)

	Three Months Ended
	December 31, 2010	September 30, 2010	December 31, 2009
GAAP Net Income attributable to NASDAQ OMX:	$137	$101	$43
Adjustments:
Professional fees	1	—	2
Technology	2	—	3
Occupancy	1	2	8
Workforce reductions	2	2	6
Merger and strategic initiatives	3	1	—
Asset retirements	—	2	—
Foreign currency revaluation	—	(3)	—
Regulatory	—	—	(3)
Gain on sales of businesses	—	—	(12)
Impairment of unconsolidated investees	—	—	87

Total Adjustments	9	4	91
Adjustment to the income tax provision to reflect Non-GAAP adjustments(1)	(3)	(2)	(37)
Non-recurring tax items, net	(33)	(2)	2

Total Adjustments, net of tax	(27)	—	56

Non-GAAP Net Income attributable to NASDAQ OMX	$110	$101	$99

GAAP Diluted Earnings per Common Share:	$0.69	$0.50	$0.20
Total Adj. from Non-GAAP Net Income Above	(0.14)	—	0.26

Non-GAAP Diluted Earnings per Common Share	$0.55	$0.50	$0.46

	Three Months Ended
	December 31, 2010	September 30, 2010	December 31, 2009
GAAP Operating Expenses:	$225	$207	$220
Adjustments:
Professional fees	(1)	—	(2)
Technology	(2)	—	(3)
Occupancy	(1)	(2)	(8)
Workforce reductions	(2)	(2)	(6)
Merger and strategic initiatives	(3)	(1)	—
Asset retirements	—	(2)	—
Foreign currency revaluation	—	3	—
Regulatory	—	—	3

Total Adjustments	(9)	(4)	(16)

Non-GAAP Operating Expenses	$216	$203	$204

(1)	We determine the tax effect of each item based on the tax rules in the respective jurisdiction where the transaction occurred. The foreign currency revaluation has no associated tax impact.

The NASDAQ OMX Group, Inc.

Reconciliation of GAAP to Non-GAAP Operating Income

(in millions)

(unaudited)

	Three Months Ended
	December 31, 2010	September 30, 2010	December 31, 2009
GAAP Operating Income:	$175	$165	$149

Adjustments:
Professional fees	1	—	2
Technology	2	—	3
Occupancy	1	2	8
Workforce reductions	2	2	6
Merger and strategic initiatives	3	1	—
Asset retirements	—	2	—
Foreign currency revaluation	—	(3)	—
Regulatory	—	—	(3)

Total Adjustments	9	4	16

Non-GAAP Operating Income	$184	$169	$165

Total revenues less transaction rebates, brokerage, clearance and exchange fees	$400	$372	$369

Non-GAAP Operating Margin (1)	46%	45%	45%

(1)	Non-GAAP Operating Margin equals Non-GAAP Operating Income divided by total revenues less transaction rebates, brokerage, clearance, and exchange fees.

The NASDAQ OMX Group, Inc.

Quarterly Key Drivers Detail

(unaudited)

	Three Months Ended
	December 31, 2010	September 30, 2010	December 31, 2009
Market Services
Cash Equity Trading
NASDAQ securities
Average daily share volume (in billions)	1.89	2.02	2.06
Matched market share executed on NASDAQ	27.5%	29.0%	31.1%
Matched market share executed on NASDAQ OMX BX	1.8%	2.5%	2.7%
Market share reported to the FINRA/NASDAQ
Trade Reporting Facility(1)	32.5%	30.4%	38.0%
Total market share (2)	62.3%	61.9%	71.8%

NYSE securities
Average daily share volume (in billions)	4.31	4.24	4.72
Matched market share executed on NASDAQ	11.9%	13.8%	15.0%
Matched market share executed on NASDAQ OMX BX	2.2%	3.5%	4.1%
Market share reported to the FINRA/NASDAQ
Trade Reporting Facility(1)	30.0%	27.0%	33.2%
Total market share (2)	44.6%	44.3%	52.3%

NYSE Amex and regional securities
Average daily share volume (in billions)	1.22	1.29	1.43
Matched market share executed on NASDAQ	17.7%	21.0%	23.5%
Matched market share executed on NASDAQ OMX BX	3.2%	3.3%	2.4%
Market share reported to the FINRA/NASDAQ
Trade Reporting Facility(1)	26.5%	25.1%	32.9%
Total market share (2)	48.0%	49.4%	58.8%

Total U.S.-listed equities
Average daily share volume (in billions)	7.42	7.55	8.21
Matched share volume (in billions)	93.1	107.8	126.1
Matched market share executed on NASDAQ	16.8%	19.1%	20.6%
Matched market share executed on NASDAQ OMX BX	2.3%	3.2%	3.4%

NASDAQ OMX Nordic and NASDAQ OMX Baltic Markets
Average daily number of equity trades	274,776	263,965	219,811
Average daily value of shares traded (in billions)	$3.2	$2.8	$3.3

Derivative Trading and Clearing
U.S. Equity Options Contracts
Total industry average daily volume (in millions)	15.1	12.5	12.9
Matched market share:
NASDAQ OMX PHLX	26.5%	23.7%	19.4%
The NASDAQ Options Market	4.9%	5.1%	3.1%

NASDAQ OMX Nordic and NASDAQ OMX Baltic Markets
Average daily volume:
Options, futures and fixed-income contracts	436,253	398,014	363,347
Equity options contracts traded on EDX London(3)	—	—	51,498
Finnish option contracts traded on Eurex	99,716	124,553	86,381

NASDAQ OMX Commodities
Clearing Turnover:
Power contracts (TWh)(4)	529	382	599
Carbon contracts (1000 tCO2)(4)	5,582	4,482	12,094

Issuer Services
NASDAQ
Initial public offerings	34	17	18
New listings (5)	54	41	64
Number of listed companies (6)	2,778	2,805	2,852

NASDAQ OMX Nordic and NASDAQ OMX Baltic Markets
Initial public offerings	3	1	1
New listings (7)	9	4	3
Number of listed companies (8)	780	780	797

Market Technology
Order intake (in millions)(9)	$71	$27	$148
Total order value (in millions)(10)	$495	$446	$417

(1)	Transactions reported to the Financial Industry Regulatory Authority, or FINRA, FINRA/NASDAQ Trade Reporting Facility.
(2)	Includes transactions executed on both NASDAQ’s, NASDAQ OMX BX’s and NASDAQ OMX PSX’s systems plus trades reported through the FINRA/NASDAQ Trade Reporting Facility.
(3)	In December 2009, derivative volume was transferred to NASDAQ OMX from EDX.
(4)	Transactions executed on Nord Pool ASA and reported for clearing to NASDAQ OMX Commodities measured by Terawatt hours (TWh) and one thousand metric tons of carbon dioxide (1000 tCO2).
(5)	New listings include IPOs, including those completed on a best efforts basis, issuers that switched from other listing venues, closed-end funds and separately listed ETFs.
(6)	Number of listed companies for NASDAQ at period end, including separately listed ETFs.
(7)	New listings include IPOs and represent companies listed on the exchanges that comprise NASDAQ OMX Nordic and NASDAQ OMX Baltic and companies on the alternative markets, NASDAQ OMX First North.
(8)	Represents companies listed on the exchanges that comprise NASDAQ OMX Nordic and NASDAQ OMX Baltic and companies on the alternative markets, NASDAQ OMX First North, at period end.
(9)	Total contract value of orders signed.
(10)	Represents total contract value of orders signed that are yet to be recognized as revenue.